Exhibit 23.02
Consent of Tanner LC (formerly Tanner + Co.)
Independent Accountants

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Utah Medical Products, Inc.

We hereby consent to the incorporation by reference in Form S-8 of our report dated January 21, 2003, appearing in the Annual Report on Form 10-K/A of Utah Medical Products, Inc. for the year ended December 31, 2002.

/s/ Tanner LC

Salt Lake City, Utah
August 25, 2005